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June 18, 2014

Board of Trustees

Franklin Investors Securities Trust

One Franklin Parkway

San Mateo, CA 94403

Re:      Plan of Reorganization (“Plan”) made as of the 6th day of December, 2013 by Franklin Investors Securities Trust (“FIST”), a statutory trust created under the laws of the State of Delaware, on behalf of its series, Franklin Limited Maturity U.S. Government Securities Fund (the “Target Fund”) and Franklin Adjustable U.S. Government Securities Fund (the “Acquiring Fund”), and Franklin Advisers, Inc., a California corporation.

Ladies and Gentlemen:

            You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Target Fund, which will consist of: (i) the acquisition by FIST, on behalf of the Acquiring Fund, of substantially all of the property, assets and goodwill of the Target Fund in exchange solely for full and fractional Class A1, Class R6 and Advisor Class shares of beneficial interest, with no par value, of the Acquiring Fund (“Acquiring Fund Shares”), which are voting securities; (ii) the distribution of the Acquiring Fund Shares to the holders of Class A, Class R6 and Advisor Class shares of beneficial interest of the Target Fund (the “Target Fund Shares”), respectively, according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the dissolution of the Target Fund as soon as is practicable after the closing (hereinafter called the “Closing” and the date of closing, the “Closing Date”), all upon and subject to the terms and conditions set forth in the Plan.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

            In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated December 6, 2013; (b) the prospectus/proxy statement provided to shareholders of the Target Fund in connection with a special meeting of the shareholders held on May 30, 2014; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Target Fund, in a letter dated June 18, 2014 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

            For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Board of Trustees, Franklin Investors Securities Trust

June 18, 2014

            Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1.               The acquisition by the Acquiring Fund of substantially all the assets of the Target Fund, as provided for in the Plan, in exchange solely for Acquiring Fund Shares followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.               No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares under Sections 361(a) and 357(a) of the Code.

3.               No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for issuance of the Acquiring Fund Shares under Section 1032(a) of the Code.

4.               No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares to its shareholders in liquidation of the Target Fund (in pursuance of the Plan) under Section 361(c)(1) of the Code.

5.               The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the Reorganization under Section 362(b) of the Code.

6.               The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund under Section 1223(2) of the Code.

7.               No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code.

8.               The aggregate tax basis of the Acquiring Fund Shares received by the shareholders of the Target Fund  (including fractional shares to which they may be entitled) shall be the same as the aggregate tax basis of Target Fund Shares exchanged therefor under  Section 358(a)(1) of the Code.

Board of Trustees, Franklin Investors Securities Trust

June 18, 2014

9.               The holding period of Acquiring Fund Shares received by shareholders of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of the Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shares  were held as a capital asset on the effective date of the exchange under Section 1223(1) of the Code.

10.            The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

            Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

            Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

            Our opinion is conditioned upon the performance by FIST, on behalf of the Target Fund and the Acquiring Fund, of their undertakings in the Plan  and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

            We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

# 572515 v. 1

STRADLEY RONON STEVENS & YOUNG, LLP